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                                                                    Exhibit 5.1

                      [Jones, Day, Reavis & Pogue letterhead]





5130:jr
910785-001-003                     January 27, 1998


Atlantic Express Transportation Corp.
The Guarantors named in Annex A hereto
c/o Atlantic Express Transportation Corp.
7 North Street
Staten Island, New York 10302-1205


Gentlemen:

          We are acting as special counsel for Atlantic Express Transportation Corp., a New York corporation (the "Company"), and each of its subsidiaries named in Annex A hereto (collectively, the "Guarantors"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $150,000,000 aggregate principal amount of the Company's 10-3/4% Senior Secured Notes due 2004 (the "New Notes") for an equal principal amount of the Company's 10-3/4% Senior Secured Notes due 2004 outstanding on the date hereof (the "Old Notes"), to be issued pursuant to the Indenture dated as of February 4, 1997 (the "Indenture") by and among the Company, as issuer, certain of the Guarantors and The Bank of New York, as trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of August 14, 1997, by and among the Company, as issuer, certain of the Guarantors and the Trustee, and the Second Supplemental Indenture, dated as of December 12, 1997, by and among the Company, as issuer, the Guarantors and the Trustee. The New Notes are to be fully and unconditionally guaranteed (subject to insolvency and fraudulent convergence limitations), jointly and severally, on a senior subordinated basis (the "Guarantees") by the Guarantors.

          In rendering the opinions expressed below, for each of the Guarantors organized in a state other than New York or Delaware, we have assumed (i) that each of such Guarantors is duly organized and validly existing in its jurisdiction of incorporation and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees and (ii) that the execution, delivery and performance of the Indenture and the Guarantees have been duly authorized by all necessary corporate action on the part of each of such Guarantors.

          Our opinions expressed below are limited to the laws of the State of New York, the General Corporation Law of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.




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          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:

     1. When the New Notes have been duly executed by authorized officers of the Company, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Company.

     2. When the New Notes and the Guarantees endorsed thereon have been duly executed by authorized officers of the Company and the Guarantors, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees will be valid and binding obligations of the Guarantors.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Validity of Securities" in the prospectus constituting a part of such Registration Statement.


                                   Very truly yours,


                                   /s/ Jones, Day, Reavis & Pogue
                                   Jones, Day, Reavis & Pogue


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                                       Annex A

                                     Guarantors
              (each a New York corporation unless otherwise specified)


Amboy Bus Co., Inc.
Staten Island Bus, Inc.
Raybern Capital Corp.
Metropolitan Escort Service, Inc.
Merit Transportation Corp.
Temporary Transit Service, Inc.
Atlantic-Hudson, Inc.
Courtesy Bus Co., Inc.
K. Corr, Inc.
Raybern Equity Corp.
Metro Affiliates, Inc.
Midway Leasing Inc.
Brookfield Transit, Inc.
Atlantic Paratrans, Inc.
180 Jamaica Corp.
Atlantic Express Coachways, Inc. (a New Jersey corporation) Atlantic Express of Pennsylvania, Inc. (a Delaware corporation) Atlantic Paratrans of Kentucky Inc. (a Kentucky corporation) Raybern Bus Service, Inc.
G.V.D. Leasing Co., Inc.
Block 7932, Inc.
Atlantic-Conn. Transit, Inc. (a Connecticut corporation) Atlantic Express of Missouri, Inc. (a Missouri corporation) Atlantic Express of L.A. Inc. (a California corporation)
201 West Sotello Realty, Inc. (a California corporation) Central New York Coach Sales & Service, Inc.
Jersey Bus Sales, Inc. (a New Jersey corporation) Atlantic-Chittenango Real Property Corp.
Jersey Business Land Co., Inc. (a New Jersey corporation)


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